Exhibit 99.2

Certification for Years following First Fiscal Year

VALLEY FINANCIAL CORPORATION
UST SEQUENCE NUMBER 169

I, Kimberly B. Snyder, Executive Vice President and CFO, certify, based on my knowledge, that:

(i) The Human Resources committee of Valley Financial Corporation (“VFC”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, it being acknowledged that the TARP period ended with VFC's redemption of the preferred stock on October 16, 2013, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to VFC;

(ii) The Human Resources committee of VFC has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of VFC and has identified any features of the employee compensation plans that pose risks to VFC and has limited those features to ensure that VFC is not unnecessarily exposed to risks;

(iii) The Human Resources committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of VFC to enhance the compensation of an employee, and has limited any such features;

(iv) The Human Resources committee of VFC will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Human Resources committee of VFC will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of VFC;

(B) Employee compensation plans that unnecessarily expose VFC to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of VFC to enhance the compensation of an employee;

(vi) VFC has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) VFC has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) VFC has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) VFC and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) VFC will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) VFC will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) VFC will disclose whether VFC, the board of directors of VFC, or the compensation committee of VFC has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) VFC has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) VFC has substantially complied with all other requirements related to employee compensation that are provided in the agreement between VFC and Treasury, including any amendments;

(xv) VFC is not required to submit to Treasury a list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

/s/ Kimberly B. Snyder	Date: March 18, 2014
Kimberly B. Snyder
Executive Vice President and CFO (Principal Financial Officer)